UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2011

ALL AMERICAN GOLD CORP.
(formerly Osprey Ventures, Inc.)
(Exact name of registrant as specified in its charter)

Wyoming
(State or other jurisdiction of incorporation)

000-54008
(Commission File Number)

26-0665571
(IRS Employer Identification No.)

4839 North College Avenue, Indianapolis, Indiana 46205
(Address of principal executive offices and Zip Code)

(317) 946-4653
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement (Termination of)

On April 22, 2007, as amended on May 15, 2009, we optioned a 25 percent interest in a gold exploration and mining property referred to as the Gao Feng Gold Mining Property by entering into an Option To Purchase And Royalty Agreement with Jiujiang Gao Feng Mining Industry Limited Company, the beneficial owner of the property.

On January 25, 2011, we received a report entitled “Geological Report of the Phase I Exploration Program on the Gaofeng Gold Property, Dexing City, Jiangxi, China” which is a summary of the work completed in 2010 with recommendations for a proposed second phase of exploration.

The phase I exploration program undertaken between February 16 and March 3, 2010, consisted of the establishment of a full grid of the area with permanent posts for future reference, an airborne electromagnetic and magnetic survey of the Gaofeng property and included an area one kilometre north, south, east and west of the property boundaries with a number of rock, till and geological samples being taken from the area.

All of the work contemplated under the phase I exploration program was completed with the exception of the diamond drilling. The drill rig that had been contracted ran into unexpected mechanical problems shortly after commencing work. As a result, the drill portion of the program was only marginally carried out. The parties verbally agreed to delay further diamond drilling until phase II. This allowed for a significant increase in the base geological work, a widening of the area subject to review and the taking of a greater number of samples for analysis.

The overall evaluations of the previous exploration programs were confirmed. Although few mineral values of interest were determined, vein structures and significant conductors were followed off the property to the east and north. The strongest anomalies were confirmed as being along the north margin of the claim and were continually traced more than one kilometre north of the existing claims boundary.

Phase I Exploration Program

Phase I began by mapping the claims and digitization and Global Information System (GIS) referencing of all existing data on the claims including historical references. The GIS referencing system entailed the production of a database whereby all previous known work on the claims was entered into a computer matrix and correlated based on map coordinates. The results of phase I testing were then entered and correlated to historical data which allowed for certain conclusions as to the best targets and areas to explore in the future.

Mineralization

During the establishment of the grid a new showing was located approximately 400 metres northeast of the area of the originally planned target area.

The phase I exploration program carried out a small drill program prior to the total breakdown of the drilling rig completing five AQ-sized core drill holes in the area of the original originally trenched area, in the southeastern part of the property which elongates in a northwesterly direction exposing an oxidized sulphide and quartz zone best developed in interflow metasediments and mafic metavolcanic rocks marginal to their contact with felsic metavolcanic rocks which are flow banded in part showings. The drilling returned no significant mineralization.

The program included stream and till sampling of the drainages crossing the mineralization. The streams sampled were juvenile systems with much non-mineralized till contributing to the transported sediments in the creek beds. The results reflect anomalous Au and Ag values that are related to mineralization but are erratic in the downstream decay of values; there may be substantial contributions of unmineralized material due to fines from talus.

Geophysical Surveys

The VLF-Ground Magnetic survey was carried out over the showings and the interpretation suggested that there are three linear magnetic lows running roughly parallel to the surface expression of the mineralization. This was interpreted to mean possible magnetite destruction in the volcanics due to alteration that would reflect some vertical conduits of mineralization through the volcanic pile.

The survey identified two electromagnetic conductive zones north and west of the current claims. Two small claim blocks were located for subsequent surface surveys; the first was located immediately east of a small hill located one kilometre north-northeast of the property. VLF-EM surveys were completed over a grid of 100 metre spaced north-south lines with instrument readings taken at intervals of 25 metres along the grid lines. An electromagnetic conductor, partially coincident with higher magnetic readings, was found in the area of the centre of the claims where there are quartz and sulphide showings which are exposed in a number of shallow pits and trenches.

The second area was on the north side of another small hill 3 kilometres west-northwest of the current claims. Here, a strong electromagnetic conductor was found to be coincident with high magnetic response over a width of between 15 and 30 metres and an apparent strike length of 350 metres. The area is outside the current claim boundaries and ownership is unknown.

Surface geophysical surveys were undertaken. The survey grid established for this survey consisted of an east-west baseline (the southern boundary of the claims follows this baseline) and north-south survey lines at 100 metres intervals. This grid extends more than a kilometre north and east of the property and the north-south crosslines throughout the grid area extend several hundred metres to the north.

A Max-Min electromagnetic survey, completed over the entire grid area, involved a coil separation of 200 metres and readings of two frequencies (444Hz and 1777Hz) were recorded at 25 metres intervals along the north-south grid lines. A major, in-phase and out-of-phase cross-over on both frequencies was identified on the easternmost grid line, 1 kilometre east of the eastern boundary of the property. This is coincident with a known exposure of quartz and sulphide mineralization in this area. A weaker in- and out-of-phase cross-over was encountered immediately south of an old lakebed adjacent to the current claims western boundary and in another area 600 metres further east. The cause of these is not known. A similar weak EM cross-over was detected immediately west of another known gold zone at the western limits of the grid some 1200 metres west of the current claim western boundary.

Conclusions

Mineralization on the Gaofeng mining property occurs along contacts between mafic metavolcanic rocks and felsic units. Based on the observed distribution of felsic and mafic metavolcanic rocks, a prospective and underexplored horizon is present in the central part of the claims area and may extend for a considerable distance both east and north of the current claims. Evidence for this are three known areas of mineralization east and north of the property plus a similar, parallel belt of similar geology featuring two zones several hundred metres north of the current area.

Two principal styles of disseminated quartz and sulphide mineralization are present in the area. The mineralization exposed in the vein extension areas reviewed is below that which is typical of an exhalative, sulphide iron formation hosted mainly in cherty (sedimentary?) units. By contrast, the mineralization exposed in both the newly discovered trench areas is at least in part typical of contact type mineralization as evidenced by the presence of quartz and sulphides in skarnified limestone, further evidence that the felsic unit at both localities may be intrusive. The chemistry features higher cobalt values and low arsenic samples from the one trench while from the other trenches the characterization is of elevated arsenic values.

The Gaofeng property and surrounding area is considered to be underexplored. In view of the extension of favourable geology well beyond the boundaries of the current claims, plus the presence of several quartz gold bearing and sulphide zones east, west and north of the claims, it would be in order to acquire more ground prior to the initiation of further work on the Gaofeng property. The staking of an additional 50 mining claims extending east, west and north of the current property is recommended. If the staking of additional property is concluded not to be an option, it is recommended that no further work be undertaken and the property abandoned for lack of merit of the claims as presently owned.

Recommendations

The property is underlain by sediments and felsic volcanic tuffs along with visibly exposed quartz veining structures which is a favourable setting for gold mineralization. An IP anomaly occurs on the eastern and northern part of the property. A number of other adjacent induced polarization anomalies were outlined which suggest disseminated pyrite zones in bedrock, along with graphitic sediments. The overburden is in the order of 30 feet hence the I. P. responses are moderate. A follow-up diamond drill program is required to test the various anomalies.

It is proposed that a second phase be comprised of three parts – the staking of additional claims, the continuation of the exploration of the newly acquired claims and diamond drilling on the expanded property grouping:

Phase 2A	Stake an additional 50 mining claims to the east, west and north of the existing claims.

Phase 2B.	Repeat the phase I general exploration program on the newly acquired claims by establishing a base line with 25-metre stations and cross lines run every 50 metres for 100 metres each side of the baseline; geologically map the grid; conduct an electromagnetic survey over the grid with readings taken every 25 metres along the lines; rock, till and geochemically sample those areas determined by the geological and EM surveys.

Phase 2C	Diamond drill a total of 5,000 feet over selected targets determined from phase 2B. It is anticipated that some additional geological mapping, prospecting and some geochemical sampling will take place as the drilling progresses.

Phase 2A – Staking & Related	30,000
Phase 2A – Exploration & Geology	130,000
Phase 2C – Diamond Drilling	220,000
Total Costs for Phase 2	380,000

Although it is recommended that phase 2 be carried out in its entirety, it could be broken up over two years such that phases 2A & 2B be completed in the same year. Phase 2C could be postponed for one year depending on available funds. It is then recommended that a new third phase be undertaken to diamond drill the property to depth and test for continuation of discovered anomalies.

Phase 3.	The third phase of exploration would continue the diamond drill program if results from the phase 2 program remain positive. Cost of the third phase of exploration is estimated to be $350,000.

SUMMARY

The Board of Directors has reviewed the report, contemplated the costs involved for future exploration of the property as well as considered the risk-reward prospects and had discussions with our Chinese partner Jiujiang Gao Feng Mining Industry Limited Company. The Board has decided that in light of the high cost of proceeding forward to a second phase of exploration given the high risk involved and the relatively lower risks attached to expending the equivalent funds on our Nevada properties, that it is no longer in the best interests of the Corporation to continue with the Gaofeng project given the poor results of the first phase of exploration. We have elected to terminate the Option and Royalty Agreement with Jiujiang Gao Feng Mining effective January 31, 2011, and have so notified Jiujiang of our decision. No further work will be carried out on the Gaofeng project by All American.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALL AMERICAN GOLD CORP.

/s/ Brent Welke
Brent Welke
President

Date: February 1, 2011